Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013, with respect to the consolidated financial statements included in the Annual Report of Lakeland Bancorp, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-184301) and on Forms S-8 (File No. 333-189059; File No. 333-159664; File No. 333-125616; and File No. 333-34296).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 16, 2015